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                                                     June   , 1997








GKN Securities Corp.
61 Broadway
12th Floor
New York, New York 10006

Cross/Z International, Inc.
60 Charles Lindbergh Boulevard
Uniondale, New York  11553

Gentlemen:

                  The undersigned shareholder, officer and/or director of Cross/Z International, Inc. (the "Company"), in consideration of the underwriting of a public offering of securities of the Company by GKN Securities Corp. ("GKN") and BARRINGTON Captial Group, L.P. ("Barrington"), hereby agrees that, without the prior written consent of GKN, for a period of 13 months from the effective date ("Effective Date") of the Company's Registration Statement on Form SB-2 or Form S-1 which relates to the public offering to be underwritten by GKN and Barrington, the undersigned will not offer, sell, transfer or otherwise dispose of any shares of Common Stock of the Company owned or hereafter acquired, whether beneficially(1) or of record, by the

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(1) It is agreed that, for purposes of this letter, the undersigned beneficially owns any shares owned by (i) members of the undersigned's immediate family (as defined under Rule 16a-1 of the Securities Exchange Act of 1934 but excluding adult members of the same family not sharing the same household) sharing the same household and (ii) any person or entity controlled by the undersigned or under common control with the undersigned.


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June  , 1997
Page -2-

undersigned, including, but not limited to, shares of Common Stock acquired upon exercise of options or warrants or acquired upon conversion of any other securities owned by the undersigned, except for purchases of Common Stock purchased in the open market (the "Securities").

                  The undersigned acknowledges that it will cause:

                  1. A copy of this Agreement to be available from the Company or the Company's transfer agent upon request and without charge;

                  2. A notice to be placed on the face of each certificate for Securities stating that the transfer of the Securities is restricted in accordance with the conditions set forth on the reverse side of the certificate; and

                  3. A typed legend to be placed on the reverse side of each certificate representing Securities which states that the sale or transfer of the Securities is subject to certain restrictions pursuant to an agreement between the shareholder, the Company, and GKN which agreement is on file with the Company and the transfer agent from which a copy is available upon request and without charge.

                  The terms and conditions contained in this Agreement can only be modified (including premature termination of this Agreement) with the prior written consent of GKN.


                                            Very truly yours,


                                            ----------------------------------
                                            Name: